EXHIBIT 99.1

NewMarket Corporation Reports Third Quarter and First Nine Months 2021 Results
•Petroleum Additives Third Quarter Shipments Strong, Up 11.9%
•Rising Costs Continue to Pressure Margins
•10.5% Increase in Dividend Declared During the Third Quarter
•292,392 Shares Repurchased in the Third Quarter
Richmond, VA, October 25, 2021 – NewMarket Corporation (NYSE:NEU) Chairman and Chief Executive Officer, Thomas E. Gottwald, released the following earnings report of the Company’s operations for the third quarter and first nine months of 2021.
Net income for the third quarter of 2021 was $52.0 million, or $4.80 per share, compared to net income of $95.8 million, or $8.77 per share, for the third quarter of 2020. For the first nine months of 2021, net income was $173.7 million, or $15.94 per share, compared to $203.7 million or $18.52 per share, for the first nine months of last year. Both prior year periods include a gain of $16.5 million related to the sale of a non-operating parcel of real estate.
Sales for the petroleum additives segment for the third quarter of 2021 were $619.1 million, up from $510.3 million in the third quarter of 2020. Shipments increased 11.9% between periods, with increases in both lubricant additives and fuel additives shipments across all regions except Europe, which reported a decrease in fuel additives shipments. Petroleum additives operating profit for the third quarter of 2021 was $72.1 million, compared to $102.2 million for the same period last year. The decrease was mainly due to higher raw material and conversion costs, partially offset by increased selling prices and higher shipments.
Petroleum additives sales for the first nine months of the year were $1.8 billion compared to sales in the first nine months of last year of $1.5 billion. Shipments increased 16.6% between periods, with increases in both lubricant additives and fuel additives shipments. The regional drivers for those increases were consistent with the drivers in the third quarter mentioned above. Petroleum additives operating profit for the first nine months of the year was $240.4 million compared to $248.9 million for the first nine months of 2020. The decrease was due mainly to higher raw material costs, partially offset by increased selling prices and higher shipments. Petroleum additives operating margin for the first nine months of 2021 was 13.6% compared to 16.9% in the prior year nine month period.
We have continued to see downward pressure on our operating margins due to rising raw material costs, energy costs, transportation network issues, and other costs associated with the continuing global supply chain disruptions affecting supply and distribution. While we have made some progress in adjusting our selling prices, our costs have continued to rise. Margin improvement will continue to be a priority until we see margins consistently within our historical ranges.
During the third quarter of 2021, we increased our quarterly dividend by 10.5% to $2.10 per share, and we repurchased 292,392 shares of our common stock for a total of $99.5 million. Through the first nine months of 2021, we funded capital expenditures of $64.0 million and paid dividends of $64.1 million.
We will remain focused on our long-term objectives. We believe the fundamentals of how we run our business – a long-term view, safety and people first culture, customer-focused solutions, technology-driven product offerings, and a world-class supply chain capability – will continue to be beneficial for all our stakeholders.

Sincerely,
Thomas E. Gottwald

The petroleum additives segment consists of the North America (the United States and Canada), Latin America (Mexico, Central America, and South America), Asia Pacific, and Europe/Middle East/Africa/India (Europe or EMEAI) regions.
The Company has disclosed the non-GAAP financial measure EBITDA and the related calculation in the schedules included with this earnings release. EBITDA is defined as income from continuing operations before the deduction of interest and financing expenses, income taxes, depreciation (on property, plant and equipment) and amortization (on intangibles and lease right-of-use assets). The Company believes that even though this item is not required by or presented in accordance with United States generally accepted accounting principles (GAAP), this additional measure enhances understanding of the Company’s performance and period to period comparability. The Company believes that this item should not be considered an alternative to net income determined under GAAP.
As a reminder, a conference call and Internet webcast is scheduled for 3:00 p.m. EDT on Tuesday, October 26, 2021 to review third quarter results. You can access the conference call live by dialing 1-888-506-0062 (domestic) or 1-973-528-0011 (international) and requesting the NewMarket conference call. To avoid delays, callers should dial in five minutes early. A teleconference replay of the call will be available until November 2, 2021 at 3:00 p.m. EDT by dialing 1-877-481-4010 (domestic) or 1-919-882-2331 (international). The replay passcode number is 43080. The call will also be broadcast via the Internet and can be accessed through the Company’s website at www.NewMarket.com or www.webcaster4.com/Webcast/Page/2001/43080. A webcast replay will be available for 30 days.
NewMarket Corporation, through its subsidiaries Afton Chemical Corporation and Ethyl Corporation, develops, manufactures, blends, and delivers chemical additives that enhance the performance of petroleum products. From custom-formulated additive packages to market-general additives, the NewMarket family of companies provides the world with the technology to make engines run smoother, machines last longer, and fuels burn cleaner.
Some of the information contained in this press release constitutes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although NewMarket’s management believes its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results will not differ materially from expectations.
Factors that could cause actual results to differ materially from expectations include, but are not limited to, the availability of raw materials and distribution systems; disruptions at production facilities, including single-sourced facilities; hazards common to chemical businesses; the ability to respond effectively to technological changes in our industry; failure to protect our intellectual property rights; sudden or sharp raw material price increases; competition from other manufacturers; current and future governmental regulations; the gain or loss of significant customers; failure to attract and retain a highly-qualified workforce; an information technology system failure or security breach; the occurrence or threat of extraordinary events, including natural disasters; terrorist attacks and health-related epidemics such as the COVID-19 pandemic; risks related to operating outside of the United States; political, economic, and regulatory factors concerning our products; the impact of substantial indebtedness on our operational and financial flexibility; the impact of fluctuations in foreign exchange rates; resolution of environmental liabilities or legal proceedings; limitation of our insurance coverage; our inability to realize expected benefits from investment in our infrastructure or from recent or future acquisitions, or our inability to successfully integrate recent or future acquisitions into our business; the underperformance of our pension assets resulting in additional cash contributions to our pension plans; and other factors detailed from time to time in the reports that NewMarket files with the Securities and Exchange Commission, including the risk factors in Item 1A. “Risk Factors” of our 2020 Annual Report on Form 10-K, which is available to shareholders upon request.
You should keep in mind that any forward-looking statement made by NewMarket in the foregoing discussion speaks only as of the date on which such forward-looking statement is made. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect the Company. We have no duty to, and do not intend to, update or revise the forward-looking statements in this discussion after the date hereof, except as may be required by law. In light of these risks and uncertainties, you should keep in mind that the events described in any forward-looking statement made in this discussion, or elsewhere, might not occur.

FOR INVESTOR INFORMATION CONTACT:

Brian D. Paliotti
Investor Relations
Phone:	804.788.5555
Fax:	804.788.5688
Email:	investorrelations@newmarket.com

NEWMARKET CORPORATION AND SUBSIDIARIES
SEGMENT RESULTS AND OTHER FINANCIAL INFORMATION
(In thousands, except per-share amounts, unaudited)

	Third Quarter Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Revenue:
Petroleum additives	$619,070	$510,280	$1,770,555	$1,476,355
All other	3,137	2,589	8,988	6,795
Total	$622,207	$512,869	$1,779,543	$1,483,150
Segment operating profit:
Petroleum additives	$72,128	$102,186	$240,399	$248,918
All other	(151)	2,015	(798)	1,951
Segment operating profit	71,977	104,201	239,601	250,869
Corporate unallocated expense	(8,731)	(5,565)	(16,591)	(15,263)
Interest and financing expenses	(9,345)	(6,466)	(24,557)	(20,575)
Other income (expense), net	7,252	25,448	19,128	39,933
Income before income tax expense	$61,153	$117,618	$217,581	$254,964
Net income	$52,038	$95,794	$173,702	$203,684
Earnings per share - basic and diluted	$4.80	$8.77	$15.94	$18.52

NEWMARKET CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per-share amounts, unaudited)

	Third Quarter Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Net sales	$622,207	$512,869	$1,779,543	$1,483,150
Cost of goods sold	483,986	346,262	1,338,570	1,038,898
Gross profit	138,221	166,607	440,973	444,252
Selling, general, and administrative expenses	39,729	34,690	111,379	105,837
Research, development, and testing expenses	35,387	33,113	107,241	102,168
Operating profit	63,105	98,804	222,353	236,247
Interest and financing expenses, net	9,345	6,466	24,557	20,575
Other income (expense), net	7,393	25,280	19,785	39,292
Income before income tax expense	61,153	117,618	217,581	254,964
Income tax expense	9,115	21,824	43,879	51,280
Net income	$52,038	$95,794	$173,702	$203,684
Earnings per share - basic and diluted	$4.80	$8.77	$15.94	$18.52
Cash dividends declared per share	$2.10	$1.90	$5.90	$5.70

NEWMARKET CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands except share amounts, unaudited)

	September 30, 2021	December 31, 2020
ASSETS
Current assets:
Cash and cash equivalents	$59,613	$125,172
Marketable securities	378,902	0
Trade and other accounts receivable, less allowance for credit losses	414,847	336,395
Inventories	479,039	401,031
Prepaid expenses and other current assets	34,459	35,480
Total current assets	1,366,860	898,078
Property, plant, and equipment, net	677,481	665,147
Intangibles (net of amortization) and goodwill	128,125	129,944
Prepaid pension cost	139,760	137,069
Operating lease right-of-use assets	67,586	61,329
Deferred charges and other assets	57,404	42,308
Total assets	$2,437,216	$1,933,875
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$250,658	$189,937
Accrued expenses	86,677	78,422
Dividends payable	20,600	15,184
Income taxes payable	5,202	3,760
Operating lease liabilities	15,231	13,410
Other current liabilities	13,029	11,742
Total current liabilities	391,397	312,455
Long-term debt	991,919	598,848
Operating lease liabilities - noncurrent	52,319	48,324
Other noncurrent liabilities	228,808	214,424
Total liabilities	1,664,443	1,174,051
Shareholders' equity:
Common stock and paid-in capital (with no par value; issued and outstanding shares - 10,637,047 at September 30, 2021 and 10,921,377 at December 31, 2020)	0	717
Accumulated other comprehensive loss	(172,374)	(173,164)
Retained earnings	945,147	932,271
Total shareholders' equity	772,773	759,824
Total liabilities and shareholders' equity	$2,437,216	$1,933,875

NEWMARKET CORPORATION AND SUBSIDIARIES
SELECTED CONSOLIDATED CASH FLOW DATA
(In thousands, unaudited)

	Nine Months Ended September 30,
	2021	2020
Net income	$173,702	$203,684
Depreciation and amortization	63,075	63,045
Unrealized (gain) loss on marketable securities	3,414	0
Cash pension and postretirement contributions	(7,820)	(7,717)
Working capital changes	(98,426)	(33,493)
Deferred income tax expense	6,205	5,405
Purchases of marketable securities	(391,429)	0
Proceeds from sales and maturities of marketable securities	9,894	0
Capital expenditures	(64,025)	(60,133)
Issuance of 2.70% senior notes	395,052	0
Debt issuance costs	(3,897)	(1,349)
Net borrowings (repayments) under revolving credit facility	1,000	(34,678)
Repurchases of common stock	(91,711)	(101,434)
Dividends paid	(64,116)	(62,667)
Proceeds from sale of land	0	20,000
Gain on sale of land	0	(16,483)
All other	3,523	(876)
Decrease in cash and cash equivalents	$(65,559)	$(26,696)

NEWMARKET CORPORATION AND SUBSIDIARIES
NON-GAAP FINANCIAL INFORMATION
(In thousands, unaudited)

	Third Quarter Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Net Income	$52,038	$95,794	$173,702	$203,684
Add:
Interest and financing expenses, net	9,345	6,466	24,557	20,575
Income tax expense	9,115	21,824	43,879	51,280
Depreciation and amortization	20,862	20,414	61,780	61,982
EBITDA	$91,360	$144,498	$303,918	$337,521